EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	State or Jurisdiction of Incorporation or Organization
SONDORS Electric Bike Company	Delaware
SONDORS Electric Car Company	Delaware